Exhibit 10.1
SEPARATION AND CONSULTING AGREEMENT
          This Separation and Consulting Agreement (“Agreement”) is made and entered into this 12th day of October, 2007, by and between infoUSA, Inc., its subsidiaries and affiliates (“Company”) and Monica Messer (“Messer”).
BACKGROUND
          WHEREAS, Messer is employed by Company as Chief Operations Officer and intends to resign from that position effective October 1, 2007.
          WHEREAS, the Company intends to accept Messer’s resignation and recognizes Messer’s many years of service to Company.
          WHEREAS, the Company and Messer desire to enter into a relationship pursuant to which Messer will provide services to Company as a consultant.
          NOW THEREFORE, in consideration of the promises and covenants contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, agree as follows:
          1.     Resignation. Messer’s employment with Company will terminate effective October 1, 2007 (the “Resignation Date”). Company shall pay Messer her regular compensation through the Resignation Date, less appropriate payroll deductions, on the pay date immediately following the Resignation Date.
          2.     Paid Time Off (PTO) and Other Benefits. Company will pay Messer for accrued, unused PTO, less appropriate payroll deductions, on the pay date immediately following the Resignation Date. All other Company benefits shall end on the Resignation Date, and Messer acknowledges that she is not entitled to any additional benefits, bonuses, or other compensation following the Resignation Date, except as set forth in this Agreement.
          3.     Stock. Messer may sell or transfer her shares of stock or exercise any vested stock options pursuant to the terms and conditions of the relevant stock purchase or option plan(s).
          4.     Consulting Services. In exchange for the covenants, agreements and release as provided in this Agreement, Company agrees to engage Messer for a period of two years beginning on the first business day after the Resignation Date, subject to earlier termination as described below (the “Consulting Period”), to provide consulting services to Company involving transition and advisory services as may be reasonably requested by Company concerning Company matters of which Messer is knowledgeable and assistance and cooperation with any pending or future audit or litigation (the “Consulting

Services”). The Consulting Services shall not exceed thirty-five (35) hours per month, which shall not be cumulative. Consulting Services shall be requested only in areas consistent with Messer’s knowledge, skill and experience.
a.	Company will pay Messer the monthly gross amount of $40,000.00 for the Consulting Services provided by Messer during the Consulting Period and in consideration of the other covenants and promises contained herein. The first payment shall be made at the end of the first month of the Consulting Period and then at the end of each subsequent month during the Consulting Period. Messer acknowledges that she is responsible for paying all taxes due and payable on amounts taxable as income in accordance with federal, state and local laws, and Messer agrees to indemnify and hold Company harmless from all tax obligations, including penalties and interest, relating to amounts payable under this Agreement.

b.	Messer acknowledges that she is an independent contractor with regard to the Consulting Services and that no employment, partnership or other relationship is created by this Agreement. Messer shall be responsible for any and all expenses incurred by her in the performance of the Consulting Services unless otherwise agreed to in writing by Company. Messer further acknowledges that Company will not obtain workers’ compensation or any other insurance on her behalf. Messer shall have no right or authority, express or implied, to incur any liability or obligation on behalf of or in the name of Company.

c.	During the Consulting Period, Messer shall not, directly or indirectly, on her behalf or on behalf of or in conjunction with any person or entity, solicit the business of any of Company’s customers other than on behalf of Company, engage in, or become an employee of or render services to, any business which is in competition with the business of Company.

d.	If during the Consulting Period, Messer discontinues the provision of Consulting Services to Company or if Messer violates any of the terms of this Agreement, Company may, at its election, after forty (40) days written notice to Messer during which the violation or breach has not been reasonably cured, immediately terminate the Consulting Period and Company’s obligation to pay or continue paying Messer under this Agreement shall terminate.
          5.     Nondisclosure. Messer acknowledges that employment and performing Consulting Services with Company necessarily involves access to and familiarity with highly sensitive confidential and proprietary information and data belonging to Company including, without limitation, information about employees, compensation, customers, pricing, software, trade secrets, business methods and operations, financial performance, marketing strategies, and know-how regarding the business of Company and its products and services (collectively referred to herein as “Confidential Information”).

          Therefore, as part of the consideration to Company for entering into this Agreement, Messer shall not disclose to any third party including, without limitation, Company’s customers or other individuals, employees, corporations, partnerships, sole proprietorships or any other person or entity (collectively the “Third Party”) any Confidential Information or use any Confidential Information for her own benefit or the benefit of any Third Party. Messer shall immediately return all Confidential Information, including all copies of same, in any form (including computer records), to Company. Messer shall also immediately return all Company property including, without limitation, Company credit cards, Company keys, and Company calling cards.
          6.     Nonsolicitation/Noncompetition. If the Consulting Period is terminated by Company prior to the end of the term, pursuant to 4.d. above, all of Messer’s noncompete restrictions set forth in any agreement between Company and Messer shall be modified to provide as follows:
a.	For the twenty-four (24) months from and after the Resignation Date, Messer will not, directly or indirectly, on Messer’s behalf or by aiding any other individual or entity:
i.	Call on, solicit the business of, sell to, service, or accept business from any of Company’s customers with whom Messer had personal contact and did business within the twelve (12) month period immediately prior to the termination of her employment for the purpose of providing the customer with products and/or services of the type or character typically provided by Company; or

ii.	Encourage any vendor or supplier of Company to curtail, sever, or alter its relationship or business with Company.
          7.     Indemnification. Messer hereby agrees to indemnify, defend and hold Company harmless with respect to any and all actions, suits, proceedings, investigations, demands or claims which are incurred by or brought against Company during the Consulting Period arising out of or related to the performance of the Consulting Services or by reason of Messer’s gross negligence, criminal acts or gross misconduct. Company hereby agrees to indemnify, defend and hold Messer harmless with respect to any and all actions, suits, proceedings, investigations, demands or claims which are incurred by or brought against Messer during the Consulting Period arising out of or related to the performance of Consulting Services.
          8.     No Disparaging Comments. Messer covenants and agrees that she will not directly or indirectly, verbally or in writing, make statements to any Third Party which defame or disparage Company’s reputation (including its parent, subsidiaries or affiliates), its business, services, products, or its directors, officers, employees or agents.

          9.     No Admission. Messer agrees that neither this Agreement nor any obligations under this Agreement constitute an admission by Company of any violation of any federal, state or local laws, rules or regulations or of any liability under contract or tort theories. Company specifically disclaims any wrongdoing whatsoever against Messer on the part of Company or its parent, subsidiaries or affiliates or their respective officers, directors, employees or agents.
          10.     Release. Messer hereby releases and forever discharges Company, its parent, subsidiaries and affiliates, and their respective officers, directors, employees and agents, from any and all claims, damages (including attorney fees), demands, actions or causes of action of any kind or nature, whether known or unknown, that Messer has, or may have, up to and including the date of this Agreement, arising out of Messer’s employment with Company and/or the termination of Messer’s employment with Company, (collectively the “Claims”) including, but not limited to, any Claim alleging breach of the Stock Option Agreement or Plan, or any other contract, express or implied, promissory estoppel or any tort, and Claims under any federal, state statute or local ordinance, or government regulation or common laws, including, but not limited to, the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Americans With Disabilities Act, the Fair Labor Standards Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act, the Nebraska Fair Employment Practice Act, and the Nebraska Wage Payment and Collection Act, all as amended. Company’s obligation to indemnify Messer from claims as set forth in paragraph 7 herein is not released herein.
          11.     Review Period. Messer confirms and acknowledges that she has read and understands this Agreement and that she has signed this Agreement freely and voluntarily. Messer further acknowledges that she has been given up to twenty-one (21) days from October 1, 2007, to consider signing this Agreement (the “Review Period”). Messer agrees that any changes made to this Agreement, whether material or immaterial, did not restart the running of the Review Period. Messer may sign this Agreement before the expiration of the Review Period by signing and delivering to Company this Agreement and the Waiver of the 21-Day Review Period attached hereto as Exhibit “A” and incorporated by this reference.
          12.     Consultation with Attorney. Messer acknowledges that she has been advised to consult with an attorney of her choosing prior to signing this Agreement and has done so. Messer will be solely responsible for any attorneys’ fees she incurs in connection with this Agreement.
          13.     Right of Revocation. Messer acknowledges and understands that she may revoke this Agreement for a period of up to seven (7) days after she executes it (not counting the day it is signed). To revoke this Agreement, Messer must give written notice to Company stating that she wishes to revoke this Agreement, by providing notice by hand-delivery, mail or facsimile to John H. Longwell, General Counsel, infoUSA, Inc., 5711 South 86th Circle, Omaha, Nebraska, 68127, (402), 537-6197. This Agreement

shall become effective upon the expiration of the seven (7) day revocation period (the “Effective Date”).
          14.     Remedies. Messer expressly acknowledges that each of her obligations hereunder are considered material terms of this Agreement. Messer further acknowledges that any material breach or violation of any of the covenants and agreements contained in this Agreement may, at the Company’s election and after forty (40) days written notice to Messer during which the violation or breach has not been reasonably cured, be deemed to cause immediate and irreparable injury to Company and that in the event of a breach or threatened or intended breach of this Agreement by Messer, Company, in addition to all other legal and equitable remedies available to it, shall be entitled to injunctive relief to enforce the covenants, agreements and restrictions set forth herein. Additionally, upon a breach of this Agreement by Messer, and after the written notice and cure period, and failure to cure, all further obligations of Company with respect to payments of any amounts under this Agreement shall terminate.
          15.     General.
a.	Governing Law and Venue. This Agreement shall be construed in accordance with the laws of the State of Nebraska. Messer hereby expressly consents to the personal jurisdiction of the state and federal courts located in Nebraska for any lawsuit that arises from or relates to this Agreement. Messer hereby agrees to the exclusive venue in Nebraska.

b.	Entire Agreement. This Agreement sets forth the entire Agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral between the parties, except as otherwise provided herein. Messer acknowledges that she has not relied on any representation or statement not set forth in this Agreement by any representative of Company.

c.	Amendments. Any amendment to, modification of, or supplement to this Agreement must be in writing and signed by the parties hereto.

d.	Binding Effect. This Agreement and the rights, interests and obligations of Company hereunder shall be assignable by Company. This Agreement is not assignable by Independent Consultant without Company’s advance written consent.

          IN WITNESS WHEREOF, the parties hereto have executed this Separation and Consulting Agreement as of the day and year first above written.
infoUSA, Inc.

/s/ Stormy L. Dean	/s/ Monica Messer

Monica Messer
By: Stormy L. Dean

Its: Chief Financial Officer

EXHIBIT “A”
WAIVER OF 21-DAY REVIEW PERIOD
          I, the undersigned, hereby knowingly and voluntarily waive the twenty-one day review period to consider the Separation and Consulting Agreement (“Agreement”) set forth above. I fully understand and agree that by signing this Waiver I surrender for all time whatever right(s) and/or claim(s) I may have to challenge the Agreement set forth above because a full twenty-one days did not expire before I signed said Agreement in exchange for expediting implementation of the terms of the Agreement. I have read, fully understand and consent to the terms of this Waiver and I sign it in the absence of fraud, duress, undue influence or reliance upon any oral and/or written representations not included in the terms of this Waiver. This Waiver shall be interpreted in accordance with the plain meaning of its terms and not strictly for or against any interested party.

Dated: October 9, 2007	/s/ Monica Messer
Monica Messer

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